Exhibit 99.1
NEWS RELEASE

Vanguard Natural Resources, LLC Announces Amendment to Credit Facility and Results of Borrowing Base Redetermination

Houston – May 26, 2016 (GLOBE NEWSWIRE) – Vanguard Natural Resources, LLC (NASDAQ: VNR) (“Vanguard” or “the Company”) announced today that it has entered into an amendment to its revolving credit facility and has completed the semi-annual redetermination of its borrowing base. The redetermination, which includes the impact of the recently closed SCOOP/STACK divestiture, resulted in a revised borrowing base of $1.325 billion, a decrease of 26% from the previous level of $1.8 billion.

In addition, Vanguard and its lending group have agreed to amend certain terms of Vanguard’s revolving credit facility. Among other things, the new terms include:

•	One time current ratio waiver for the second quarter of 2016;

•	Increase in the mortgage requirement from 80% to 95%; and

•
An Event of Default would occur should Vanguard make any payment of principal, accrued interest or fees to any Senior Notes or Second Lien Debt on or after September 15, 2016 if the Company’s pro forma liquidity after giving pro forma effect to such payment is less than $50 million.

As of May 26, 2016, Vanguard has $1.424 billion in outstanding borrowings and approximately $4.5 million in outstanding letters of credit, resulting in a deficiency of approximately $103.5 million not including current cash on hand of approximately $40 million. Under Vanguard’s credit agreement, the Company will make six equal monthly installments of approximately $17.3 million beginning on June 27, 2016. Based on the updated 2016 financial outlook provided in the press release issued on May 19, 2016, Vanguard anticipates that its excess cash flow forecasted for the remainder of the year will allow the Company to satisfy this requirement.

About Vanguard Natural Resources, LLC
Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of oil and natural gas properties. Vanguard’s assets consist primarily of producing and non-producing oil and natural gas reserves located in the Green River

Basin in Wyoming, the Permian Basin in West Texas and New Mexico, the Gulf Coast Basin in Texas, Louisiana, Mississippi and Alabama, the Anadarko Basin in Oklahoma and North Texas, the Piceance Basin in Colorado, the Big Horn Basin in Wyoming and Montana, the Arkoma Basin in Arkansas and Oklahoma, the Williston Basin in North Dakota and Montana, the Wind River Basin in Wyoming, and the Powder River Basin in Wyoming. More information on Vanguard can be found at www.vnrllc.com.
Forward-Looking Statements
We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

SOURCE: Vanguard Natural Resources, LLC

INVESTOR RELATIONS CONTACT:
Vanguard Natural Resources, LLC
Lisa Godfrey, Director of Investor Relations
832-327-2234
investorrelations@vnrllc.com